Exhibit 8.1

J.J. Viottastraat 52 1071 JT Amsterdam The Netherlands T +31 20 760 16 00 info@vancampenliem.com www.vancampenliem.com

To:

Frank’s International N.V.

Prins Bernhardplein 200

1097 JB, Amsterdam

The Netherlands

February 26, 2016

Re: Frank’s International N.V. – SEC registration of common shares and warrants (exhibit 8.1)

Dear Sirs,

You have requested us to render an opinion on matters of Dutch tax law in relation to the post-effective Amendment No. 1 to the shelf registration (the “Registration”) under the Securities Act of 1933, as amended, with the U.S. Securities and Exchange Commission (the “SEC”) on Form S-3 (the “Registration Statement”) of:

(i)	common shares (the “Shares” and each a “Share”) each with a nominal value of one eurocent (EUR 0,01) in the capital of Frank’s International N.V. (the “Issuer”); and

(ii)	warrants for the purchase of Shares, being rights to acquire shares as meant in 2:96 paragraph 5 of the Dutch Civil Code,

whereby the initial aggregate offering price shall not exceed $500,000,000.

1.	Scope of Opinion

This opinion is given only with respect to Dutch law in force at the date of this opinion letter as applied by the Dutch courts. It (including all terms used in it) to be construed in accordance with Dutch law. No opinion is expressed or implied as to the laws of any other jurisdiction.

Van Campen Liem is the joint trade name of Liem & Partners N.V. and Van Campen & Partners N.V.

Liem & Partners N.V. has its statutory seat at Amsterdam, the Netherlands, and is registered with the Trade Register under number 54787882.

Van Campen & Partners N.V. has its statutory seat at Amsterdam, the Netherlands, and is registered with the Trade Register under number 54033500.

2.	Document(s) Examined

For the purposes of rendering this opinion, we have examined a copy of the Registration Statement.

3.	Assumptions

For the purpose of rendering this opinion we have assumed:

a.	the copy conforms to the original and the original is genuine and complete;

b.	The Registration Statement has been or will have been filed with the SEC in the form referred to in this opinion.

4.	Opinion

Based upon the foregoing (including the assumptions set forth above) and subject to the qualifications set forth herein and subject to any facts, circumstances, events or documents not disclosed to us in the course of our examination referred to above, we are, at the date hereof, of the opinion that:

The statements in the Registration Statement under the heading “Material Netherlands Income and Estate Tax Considerations”, insofar as they purport to describe the provisions of Dutch tax law, are correct, and we hereby confirm that all statements of legal conclusions in the Registration Statement under the heading “Material Netherlands Income and Estate Tax Considerations” constitute the opinion of Van Campen Liem / Liem & Partners N.V. with respect to the matters set forth therein as of the effective date of the Registration Statement, subject to the assumptions, qualifications and limitations set forth therein.

5.	Miscellaneous

This opinion expresses and describes Dutch legal concepts in English and not in their original Dutch terms; these concepts may not be identical to the concepts described by the English translations; this opinion may therefore be relied upon only on the express condition that it shall be governed by and that all words and expressions used herein shall be construed and interpreted in accordance with the laws of the Netherlands.

For the purposes of this opinion, ‘‘the Netherlands’’ and ‘‘Dutch’’ shall refer to that part of the Kingdom of the Netherlands that is in Europe.

This opinion is an exhibit to the Registration Statement and may be relied upon only for the purpose of the Registration.

This opinion is solely rendered by Liem & Partners N.V. being the sole entity responsible for this opinion, with the exclusion of any of its officers, employees, legal professionals and affiliates. Any liability of Liem & Partners N.V. pursuant to this opinion shall be limited to the amount covered by its liability insurance.

In issuing this opinion we do not assume any obligations to notify or to inform you of any developments subsequent to its date that might render its contents untrue or inaccurate in whole or in part of such time.

This opinion is strictly limited to the matters stated herein and may not read as extending by implication to any matters not specifically referred to. Nothing in this opinion should be taken as expressing an opinion in respect of any document examined in connection with this opinion except as expressly confirmed herein.

We hereby consent the Issuer (the “Consents”) to:

a.	file this opinion with the SEC as Exhibit 8.1 to the Registration Statement; and

b.	refer to Van Campen Liem under the heading “Legal Matters”, and to Van Campen Liem (Liem & Partners N.V.) giving this opinion under the heading “Item 16. Exhibits”, in the Registration Statement.

However, the Consents are not an admittance that we are in the category of persons whose consent is required under Section 7 of the Securities Act or any rules or regulations of the SEC promulgated thereunder.

Yours sincerely,

/s/ Edwin Liem

Edwin Liem

Van Campen Liem / Liem & Partners N.V.